Exhibit 107.1

Calculation of Filing Fee Tables

424(b)(7)

(Form Type)

Safehold Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid:	Equity	Common Stock, $0.01 par value per share	Rules 457(c)	5,405,406	$28.95 (1)	$156,486,504	0.00011020	$17,244.82
Fees Previously Paid	N/A	—	—	—	—	—	—	—

	Total Offering Amounts:					$156,486,504		$17,244.82
	Total Fees Previously Paid:							—
	Total Fee Offsets:							—
	Net Fee Due:							$17,244.82

(1)	Estimated in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of calculating the registration fee. The Proposed Maximum Offering Price Per Security is based upon the average of the high and low prices for the Registrant’s Common Stock as reported on the New York Stock Exchange on April 13, 2023 ($28.95). In accordance with Rules 456(b) and 457(r) under the Securities Act, the registrant initially deferred payment of all of the registration fee for Registration Statement No. 333-271113.